As filed with the Securities and Exchange Commission on February 9, 2007

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20002

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VSURANCE, INC.

(Small Business Issuer in its Charter)

COMMISSION FILE NUMBER: 333-132028

NEVADA	13-4303483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 West 6th Street, Suite D Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number: (501) 372-4443

(Address and telephone number of principal executive offices)

Consultant Agreement with

Robert Myer

(Full title of the plan)

Parasec (Agent for Service)

318 North Carson Street, Suite 208

Carson City, Nevada, 89701

(Name, address and telephone number of agent for service)

(All communications to)

Joseph I. Emas, Esq.

Attorney-at-Law

(305) 531-1174 Telephone (305) 531-1274 Facsimile

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,000,000(1)	$0.75(3)	$750,000(3)	$80.25(3)

(1)	We are registering an aggregate of up to 1,000,000 of our common shares pursuant to our Consultant Agreement with Robert Myers.

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of common stock which may be issued by reason of stock splits, stock dividend or similar transactions.

(3)	The price is estimated in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 1,000,000 shares of our common stock pursuant to our Consultant Agreement with Robert Myers. The purpose of this stock compensation is to secure for our company and Robert Myers, as independent contractors, the benefits arising from capital stock ownership by such consultants to our company who have contributed to our company in the past and who are expected to contribute to our company’s future growth and success.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended. The reoffer prospectus has been included in this registration statement on Form S-8 so that the selling security holder may resell up to 1,000,000 shares of our common stock. Accordingly, we have included the names of these selling security holders, and the nature and number of the securities to be issued to and reoffered by them, in the reoffer prospectus.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8, pursuant to the requirements of Rule 428(b)(1) of the Securities Act of 1933, to Robert Myers. A copy of the consultant agreement is attached as Exhibit 10.17 to this Form S-8.

This registration statement relates to a maximum of 1,000,000 of our common shares issuable pursuant to Robert Myers’s consultant agreement with our Company.

This document and the documents incorporation be reference in this registrations statement pursuant to Item 3 of Part II hereof, constitute the Section 10(a) prospectus.

Item 2.	Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the President, Vsurance, Inc., 220 West 6th Street, Suite D, Little Rock, Arkansas 72201. Our telephone number is (501) 372-4443.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

1. The description of our company’s common stock contained these exhibits are incorporated herein by this reference to the Company’s Amendment on Form SB-2 filed with the Securities Exchange on October 26, 2006; and

3. Our Current Reports on Form 8-K as filed; and

4. Our Quarterly Report on Form 10-QSB filed on November 14, 2006.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC’s website at http://www.sec.gov.

Item 4.	Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock registered under this Registration Statement are being passed on for the Registrant by Joseph I. Emas, Esq., the Registrant’s legal counsel.

Item 6.	Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The question of whether a director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
3.1	—Articles of Incorporation (1)

3.1 (b)	—Amendment to the Articles of Incorporation (1)

3.2	—Bylaws (1)

3.3	—Certificate of Designation of Preferences, Rights and Limitations of Series A ,B, and C Convertible Preferred Stock (3)

4.1	—Form of Common Stock Certificate (1)

5.1	—Opinion of Joseph Emas, Attorney at Law (6)

10.1	—Escrow Agreement(1)

10.2	—Loan and Security Agreement by and between Samir Financial, L.L.C., and Vsurance, Inc. (2)

10.3	—Attachments to Loan and Security Agreement (4)

10.4	—Guarantee of Russell Smith III (4)

10.17	—Agreement by the Consultant Robert N. Meyer with the Company to provide marketing expertise for three years (6)

23.1	—Consent of Joseph Emas, Attorney at Law (see 5.1 opinion) (6)

23.2	—Consent of Independent Registered Public Accounting Firm (6)

99.1	—Securities Purchase Agreement (3)

99.2	—Subscription Agreement (5)

(1)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 24, 2006.

(2)	Previously filed as Exhibit 10.2 Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on May 30, 2006.

(3)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on June 23, 2006.

(4)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on September 22, 2006.

(5)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on October 13, 2006.

(6)	Filed herewith.

ITEM 9.	Undertakings.

The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement, or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on the date specified below.

Dated: February 9, 2007

VSURANCE, INC.

By:	/S/ J. MATT LILE, III, RHU
J. Matt Lile, III, RHU, President

By:	/S/ MALCOLM L. POLLARD
Malcolm L. Pollard, CPA, JD
Secretary/Treasurer/Chief Financial Officer / Principal Accounting Officer.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Date

/s/ Allen A. Hayes, MD PhD Allen A. Hayes, MD PhD	February 9, 2006
Director

/s/ Malcolm L. Pollard, JD, CPA Malcolm L. Pollard, JD, CPA	February 9, 2007
Director, Secretary/Treasurer/Chief Financial Officer / Principal Accounting Officer

/s/ Ann M. Perniciaro Ann M. Perniciaro	February 9, 2007
Director

/s/ J. Michael Pickens, JD J. Michael Pickens, JD	February 9, 2007
Director

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Joseph Emas, Attorney at Law

10.17	Agreement by the Consultant Robert N. Meyer with the Company to provide marketing expertise for three years

23.2	Consent of Independent Registered Public Accounting Firm